Annual Compliance Statement

VIA: EMAIL

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017

Re: Pooling and Servicing Agreement (the "Agreement"), dated as of June 1, 2006, among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Capmark Finance Inc., as Master Servicer No. 1, Wachovia Bank, National Association, as Master Servicer No. 2, LNR Partners, Inc., as Special Servicer, Wells Fargo Bank, N.A., as Trustee, and LaSalle Bank National Association, as Paying Agent, relating to J.P. Morgan Chase Commercial Mortgage Securities, Commercial Mortgage Pass Through Certificates, Series 2006-LDP7.

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Paying Agent hereby certify that:

(1) A review of the activities of the Paying Agent during the preceding calendar year and of the performance of the Paying Agent under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Paying Agent has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Paying Agent

/s/ Barbara L Marik
Barbara L. Marik
First Vice President